Exhibit 99.2

Part I

Item 1. Business

General

Media General, Inc. is a leading provider of proprietary local news and information over multiple media platforms in leading small- and mid-size communities throughout the Southeastern United States. The Company owns three metro and 20 community newspapers and 18 network-affiliated broadcast television stations. Each newspaper and television station has a full-service associated web site. The Company’s television stations are mostly ranked number one or two in their respective markets, and its newspapers are the number one print brand in virtually all of their respective markets. The Company’s Web sites are fast growing and attract new audience and advertisers every year.

Increasingly the Company’s online content is accessed by mobile devices, and the Company also pushes news and advertising content to mobile devices on demand. In addition, the Company has been adding new interactive advertising services to its product mix. These include interactive games used by advertisers for branding and promotion and also a Top 15 shopping and coupon Web site called DealTaker.com. The Company owns 200 specialty publications targeted at specific communities of interest and most have an associated Web site.

The Company was founded in 1850 as a newspaper company in Richmond, Virginia and later diversified into broadcast television. The Company has grown through acquisition, mostly by purchasing high-quality, privately-owned local media entities in the Southeast. The Company was incorporated in Virginia and became a public company in 1969. The Company has approximately 4,700 full-time equivalent employees.

The Company’s revenues are derived mostly from advertising that is placed with its leading local media platforms that connect its advertisers to the audiences they seek to reach. The Company’s business is seasonally the strongest in the holiday-intensive fourth and second quarters.

In 2009, the Company shifted its management structure from a product-based structure to a market-based structure. This change brought all platforms within a given market under the responsibility of a single leader. By eliminating platform-bias in decision making, the Company is accelerating its digital strategy and increasing its speed to market with customer-focused solutions. This capability is critical at a time when technology and customer preferences are constantly and rapidly changing. The Company has also moved aggressively to transform its sales force to focus on all of its platforms in a market, thereby providing a total media solution to advertisers.

Geographic Operations

The geographic operations as of December 27, 2009 included publishing, television stations and Web sites in contiguous markets as shown on the following map.

Virginia / Tennessee

The Virginia / Tennessee Market consists of eight daily newspapers and two TV stations. For the year ended December 27, 2009, the Virginia / Tennessee region generated approximately $200 million in revenue and $ 40 million in operating profit, or 30% and 47% of total company revenue and operating profit, respectively.

Daily Newspapers:

		Circulation (000s)*
Daily Newspapers	Market	Daily	Sunday
Richmond Times-Dispatch	Richmond, VA	143	184
The News & Advance	Lynchburg, VA	29	36
Bristol Herald Courier	Bristol, VA	30	33
The Daily Progress	Charlottesville, VA	24	27
Danville Register & Bee	Danville, VA	17	19
News & Messenger	Prince William County, VA	16	15
Culpeper Star-Exponent	Culpeper, VA	7	7
The News Virginian	Waynesboro, VA	6	6

		272	327

*	All Circulation data represents average net paid circulation for the nine-month period ended September 2009.

Television Operations**:

Market	Market Rank	Station	Affiliation	Station Rank	Audience % Share	Expiration Date of Primary Network Agreement
Roanoke-Lynchburg, VA	67	WSLS	NBC	3	9%	1/1/2012
Tri-Cities, TN-VA	93	WJHL	CBS	2	14%	12/31/2014

** Source: The Nielsen Company (November 2009)

Florida

The Florida Market consists of three daily newspapers and one TV station. For the year ended December 27, 2009, the Florida region generated $158 million in revenue and $4 million in operating profit, or 24% and 5% of total company revenue and operating profit, respectively.

Daily Newspapers:

		Circulation (000s)*
Daily Newspapers	Market	Daily	Sunday
The Tampa Tribune	Tampa, FL	167	266
Hernando Today	Brooksville, FL	3	3
Highlands Today	Sebring, FL	3	3

		173	272

Television Operations:

Market	Market Rank	Station	Affiliation	Station Rank	Audience % Share	Expiration Date of Primary Network Agreement
Tampa, FL	14	WFLA	NBC	2 (Tied)	7%	1/1/2012

Mid-South

The Mid-South Market consists of four daily newspapers and 13 TV stations. For the year ended December 27, 2009, the Mid-South region generated approximately $146 million in revenue and $21 million in operating profit, or 22% and 25% of total company revenue and operating profit, respectively.

Daily Newspapers:

		Circulation (000s)*
Daily Newspapers	Market	Daily	Sunday
Dothan Eagle	Dothan, AL	30	31
Morning News	Florence, SC	26	29
Opelika-Auburn News	Opelika, AL	14	14
Jackson County Floridan	Marianna, FL	5	6

		75	80

Television Operations:

Market	Market Rank	Station	Affiliation	Station Rank	Audience % Share	Expiration Date of Primary Network Agreement
Greenville, SC/Spartanburg, SC	36	WSPA	CBS	1	12%	6/30/2015
Ashville, NC	36	WYCW	CW	5 (Tied)	2%	9/17/2011
Birmingham, AL	40	WVTM	NBC	4	5%	1/1/2012
Mobile, AL/Pensacola, FL	60	WKRG	CBS	1 (Tied)	12%	4/2/2015
Jackson, MS	90	WJTV	CBS	1	16%	12/31/2014
Savannah, GA	96	WSAV	NBC	2	9%	1/1/2012
Charleston, SC	97	WCBD	NBC	2	11%	1/1/2012
Myrtle Beach/Florence, SC	104	WBTW	CBS	1	18%	6/30/2015
Augusta, GA	114	WJBF	ABC	2	13%	6/30/2014
Columbus, GA	128	WRBL	CBS	2	10%	3/31/2015
Hattiesburg, MS	167	WHLT	CBS	2	6%	8/31/2015

North Carolina

The North Carolina Market consists of five daily newspapers and two TV stations. For the year ended December 27, 2009, the North Carolina region generated $79 million in revenue and $5 million in operating profit, or 12% and 6% of total company revenue and operating profit, respectively.

Daily Newspapers:

		Circulation (000s)*
Daily Newspapers	Market	Daily	Sunday
The Winston-Salem Journal	Winston-Salem, NC	70	84
Hickory Daily Record	Hickory, NC	18	21
Statesville Record & Landmark	Statesville, NC	12	15
The News Herald	Morganton, NC	9	10
The McDowell News	Marion, NC	4	—

		113	130

Television Operations:

Market	Market Rank	Station	Affiliation	Station Rank	Audience % Share	Expiration Date of Primary Network Agreement
Raleigh-Durham, NC	26	WNCN	NBC	4	4%	1/1/2012
Greenville, NC	103	WNCT	CBS	1	13%	12/31/2014

Ohio / Rhode Island

The Ohio / Rhode Island Market consists of two TV stations. For the year ended December 27, 2009, the Ohio / Rhode Island region generated approximately $51 million in revenue and $11 million in operating profit, or 8% and 12% of total company revenue and operating profit, respectively.

Television Operations:

Market	Market Rank	Station	Affiliation	Station Rank	Audience % Share	Expiration Date of Primary Network Agreement
Columbus, OH	34	WCMH	NBC	3	9%	1/1/2012
Providence/New Bedford, RI	53	WJAR	NBC	1	12%	1/1/2012

Advertising Services & Other

Advertising Services & Other consists of several growing digital media enterprises. The segment focuses on driving audience and revenue growth by serving customers with innovative products in digital media. In April of 2008, the Company acquired DealTaker.com, a Dallas-based online social shopping and coupon site, which specializes in driving online shoppers to merchant sites in exchange for a sales-based commission. Also in 2008, the Company acquired NetInformer, a California-based mobile marketing and advertising services provider. The Company owns Blockdot, Inc., a Dallas-based advergaming and branded entertainment company, which serves major brands with creative and innovative gaming and messaging solutions. Collectively, these enterprises comprise the Company’s Advertising Services Group. The enterprises within the Advertising Services Group compete for revenue associated with advergame production, shopping and coupons, business and mobile marketing and advertising services. Additionally, the Company’s Professional Communications Systems operating unit derives revenue from the sale and integration of broadcast equipment to third parties including other broadcasters, corporate and governmental enterprises, and colleges and universities. For the year ended December 27, 2009, the Advertising Services & Other segment generated $27 million in revenue and $5 million in operating profit or 4% and 5% of total company revenue and operating profit, respectively.

Broadcast Regulation

Television broadcasters have implemented the transition from analog to digital technology in accordance with a mandated conversion timetable established by the FCC through the Digital Television Transition and Public Safety Act of 2005, as amended in February 2009. Congress amended the Communications Act to establish a deadline subsequently extended to June 12, 2009, for the completion of the transition from analog to digital television broadcasting. As of June 12, 2009, the FCC required all full-power broadcast television stations in the United States to terminate analog service and offer only digital television broadcast service.

All of our stations are broadcasting a digital signal and are operating with final, full post-digital transition facilities. As a result of the digital transition, television broadcast stations can provide mobile digital television. We expect mobile television to increase our viewership and generate additional revenues; however, we are uncertain when this will occur.

On December 18, 2007, the FCC adopted a revised media ownership rule regulating the common ownership of a newspaper and a television station in the same market. The FCC amended the 1975 absolute ban on newspaper/broadcast cross-ownership by adopting waiver standards that would presumptively allow a newspaper to own one television station or one radio station in the 20 largest markets, subject to certain limitations. The amended waiver criteria also presume that all other newspaper/broadcast combinations in all other markets will not be in the public interest, but this presumption can be overcome if the applicant can show, based on criteria prescribed by the FCC, that either media property is “failed” or “failing,” or if the transaction will result in a new source of news in the market. These new cross-ownership regulations would liberalize the ban that remained in place as a result of a stay imposed by the United States Court of Appeals for Third Circuit (the “Third Circuit”) in 2003. The rules adopted in the FCC’s December 18, 2007 order will not become effective until the Third Circuit lifts its present stay. In addition, the FCC announced that it would grant permanent waivers to the existing newspaper/broadcast combinations that were grandfathered in conjunction with adoption of the 1975 rule and certain combinations that involve one newspaper and one broadcast property in the same market. As a result of these actions, the FCC granted or continued permanent waivers to the Company’s combined newspaper-television operations in the following television markets: Tampa, Florida; Tri-Cities (Tennessee and Virginia); Myrtle Beach-Florence, South Carolina; and Columbus, Georgia. Some parties sought judicial review of the FCC’s December 18, 2007 order modifying its waiver standards and granting the Company’s permanent waivers, and that proceeding is now pending before the Third Circuit. Some parties also petitioned the FCC to reconsider its decision to modify the waiver standards and to grant the Company’s permanent waivers, and those petitions remain pending at the FCC. Other parties have asked the full FCC to review a decision of the FCC’s Media Bureau granting renewals of licenses for these stations on the ground that petitions against these applications raising cross ownership concerns had been mooted by the FCC’s decision to grant waivers to these combinations in December 2007. The Company’s newspaper-television partnership in Roanoke/Lynchburg/Danville, Virginia does not require an FCC waiver.

Although the Company is gratified that the FCC has provided permanent waivers to the stations operating in four of its convergence markets, the Company will continue to press for cross-ownership relief in all markets, regardless of size.

Newspaper and Television Affiliated Web sites

The Company operates Web sites affiliated with each of its newspapers and television stations. The Web sites feature content complementary, but increasingly more augmentative in nature, to its newspaper and television offerings. Online revenues from these Web sites are derived primarily from local and national advertising, which includes various classified products as well as display and sponsorship advertisements. The Company has been directing additional resources focused on the online-only products available for customers.

Strategic Partnerships

In December 2006, the Company entered into a strategic partnership with Yahoo!, Inc., as a founding member of a groundbreaking national consortium of more than 30 media companies representing more than 800 newspapers. Since then, the Company transitioned the online career sections of its daily newspapers to the Yahoo! HotJobs platform. The Company also integrated search capability and began distributing targeted local content across Yahoo!’s network of sites. The Company has plans to fully roll-out Yahoo!’s state-of-the-art ad serving and management platform, which will provide Media General advertisers with the ability to reach larger audiences with greater targeting opportunities. The Company also works with Zillow, the premier Internet real estate company, in a fashion similar to the Yahoo! partnership. The Company expects both Internet partnerships to drive audience and profitable revenue growth for years to come. Late in 2008, the Company acquired Richmond.com, a city portal Web site that serves the Richmond, Virginia, things-to-do, local search and entertainment market.

Publishing Raw Materials

The primary raw material we use in our publishing operations is newsprint, which is purchased at market prices from various Canadian and United States sources, including SPNC, in which we sold our one-third equity interest in the second quarter of 2008. Our publishing operations consumed approximately 84 thousand short tons of newsprint in 2008 of which 55 thousand short tons were purchased from SPNC. We purchased 48 thousand short tons of newsprint from SPNC in 2009. Our management believes that sources of supply under existing arrangements, including a commitment to purchase 42 thousand short tons from SPNC continues to be adequate in 2010. We also are committed to purchase a minimum of approximately 35 thousand tons of newsprint from SPNC in both 2011 and 2012, respectively.

Competition

All of the Company’s markets compete for readers’, viewers’, and users’ most precious commodity – time – principally on the basis of content, quality of service and price. From advertising, we derive our revenue. We compete for advertisers in our markets with newspapers published nationally and, sometimes, in nearby cities and towns, with magazines, with radio, broadcast and cable television stations, with the Internet and mobile delivery devices, and with virtually all other promotional media. Many of these sources of competition emanate from outside the geographic boundaries of a particular market and use technologies that are evolving quite rapidly. Our local leading media assets, multimedia strategy and our high performance multimedia sales force are a competitive strength for us in the Southeastern, United States. We believe the longevity of our operations and quality of our products and services have resulted in the Company obtaining consumer confidence in our brands.